As filed with the Securities and Exchange Commission on November 8, 2011

Registration No. 333-176547

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

American Apparel, Inc.

(Exact name of registrant as specified in its charter)

Delaware	6770	20-3200601
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

747 Warehouse Street

Los Angeles, California 90021-1106

(213) 488-0226

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Glenn A. Weinman

Senior Vice President, General Counsel and Secretary

747 Warehouse Street

Los Angeles, California 90021-1106

(213) 488-0226

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Jeffrey H. Cohen, Esq.

David C. Eisman, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

300 South Grand Avenue

34th Floor

Los Angeles, California 90071

(213) 687-5000

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee
Common Stock, par value $.0001 per share	24,182,669	$0.855	$20,676,182	$2,370(3)

(1)	All 24,182,669 shares of Common Stock registered pursuant to this Registration Statement are to be offered by the selling stockholders named herein.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act on the basis of the average of the high and low prices per share of the Common Stock, as reported on the NYSE Amex, on November 3, 2011.
(3)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 8, 2011

PRELIMINARY PROSPECTUS

24,182,669 Shares

Common Stock

This prospectus relates to the resale by the selling stockholders of a total of up to 24,182,669 shares of common stock of American Apparel, Inc., or the common stock. These shares were issued to the selling stockholders pursuant to a Purchase and Investment Agreement, dated as of April 26, 2011, or the Investor Purchase Agreement, among American Apparel, Inc. and the selling stockholders. We are required to file this registration statement pursuant to the Investor Purchase Agreement.

We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders. We do not know when or in what amount the selling stockholders may offer the shares for sale.

We have agreed to pay certain expenses in connection with this registration statement and to indemnify the selling stockholders against certain liabilities. The selling stockholders will pay all underwriting discounts and selling commissions, if any, in connection with the sale of the shares of common stock.

The selling stockholders (or their pledgees, donees, transferees, distributees or successors in interest) may offer and sell or otherwise dispose of the shares of common stock described in this prospectus from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. See “Plan of Distribution” beginning on page 12 for more information about how the selling stockholders may sell or dispose of their shares of common stock.

The common stock is traded on the NYSE Amex under the symbol “APP.” The last reported sale price of the common stock on the NYSE Amex on November 7, 2011 was $0.87 per share.

Investing in the common stock involves a high degree of risk. See “Risk Factors” beginning on page 2 of this prospectus, in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2010, in Part II, Item 1A of our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2011, for the quarter ended June 30, 2011, and for the quarter ended September 30, 2011 and all other information included or incorporated by reference in this prospectus in its entirety, before you decide whether or not to make an investment in the common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2011

ABOUT THIS PROSPECTUS

In this prospectus, unless the context otherwise requires, “American Apparel,” the “Company,” “we,” “us” and “our” refer to American Apparel, Inc., a Delaware corporation, and its subsidiaries and predecessor company.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. The shares of common stock are not being offered in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus, and you should assume that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or of any sale of the common stock.

As permitted under the rules of the Securities and Exchange Commission, or the SEC, this prospectus incorporates important business information about us that is contained in documents that we file with the SEC but that are not included in or delivered with this prospectus. You may obtain copies of these documents, without charge, from the website maintained by the SEC at www.sec.gov, as well as from us. See “Where You Can Find Additional Information” and “Incorporation of Certain Information By Reference” in this prospectus.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other documents with the SEC. You may read and copy, at prescribed rates, any documents we have filed with the SEC at its Public Reference Room located at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We also file these documents with the SEC electronically. You can access the electronic versions of these filings on the SEC’s website found at http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-1 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract, agreement or other document, the reference is only a summary and you should refer to the exhibits that are filed with, or incorporated by reference into, the registration statement for a copy of the contract, agreement or other document. You may review a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C., as well as on the SEC’s website.

i

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” into this prospectus certain information that we file with the SEC. This means that we can include in this prospectus information by referring you to another document already on file with the SEC that contains that information. Any information incorporated by reference into this prospectus is considered to be part of this prospectus.

We incorporate by reference the following documents filed with the SEC:

•

Annual Report on Form 10-K for the year ended December 31, 2010, as filed by us with the SEC on March 31, 2011, as amended by Amendment No. 1 thereto, as filed by us with the SEC on May 2, 2011, as amended by Amendment No. 2 thereto, as filed by us with the SEC on May 3, 2011, and as amended by Amendment No. 3 thereto, as filed by us with the SEC on May 17, 2011;

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Quarterly Reports on Form 10-Q for the quarter ended March 31, 2011, as filed by us with the SEC on May 10, 2011, for the quarter ended June 30, 2011, as filed by us with the SEC on August 9, 2011 and for the quarter ended September 30, 2011, as filed by us with the SEC on November 8, 2011;

•	Definitive Proxy Statement on Schedule 14A as filed by us with the SEC on May 20, 2011; and

•

Current Reports on Forms 8-K as filed by us with the SEC on February 1, 2011, February 3, 2011, February 15, 2011, February 22, 2011, March 23, 2011, March 28, 2011, March 28, 2011, April 5, 2011, April 28, 2011 (as amended by Amendment No. 1 thereto, as filed by us with the Commission on April 28, 2011), May 11, 2011, June 27, 2011, June 30, 2011, July 5, 2011, July 8, 2011, July 13, 2011, October 11, 2011 and October 28, 2011.

Notwithstanding the foregoing, we are not incorporating by reference any information furnished and not filed with the SEC, including information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, unless, and to the extent, expressly specified otherwise. Any statement contained in a document incorporated in this prospectus shall be deemed to be modified or superseded to the extent that a statement contained in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall only be deemed to be a part of this prospectus as so modified or superseded.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all of the reports or documents referred to above that have been incorporated by reference into this prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You may request a copy of these filings, at no cost, by contacting:

Glenn A. Weinman

Senior Vice President, General Counsel and Secretary

747 Warehouse Street

Los Angeles, California 90021

Telephone: (213) 488-0226

Email: Glenn@AmericanApparel.net

You also may access these filings on our website at www.americanapparel.net. We do not incorporate the information on our website into this prospectus or any supplement to this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus or any supplement to this prospectus (other than those filings with the SEC that we specifically incorporate by reference into this prospectus or any supplement to this prospectus).

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including information included or incorporated by reference in this prospectus or any supplement to this prospectus, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations and intentions that are not historical facts, and other statements identified by words such as “may,” “will,” “expects,” believes,” “plans,” “estimates,” “potential,” or “continue,” or the negative thereof or other and similar expressions are forward-looking statements. In addition, in some cases, you can identify forward-looking statements by words of phrases such as “trend,” “potential,” “opportunity,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions. These forward looking statements are based on current beliefs and expectations of management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. In addition to the factors set forth in this prospectus and the documents incorporated by reference in this prospectus, including under the section entitled “Risk Factors” in this prospectus, in our Annual Report on Form 10-K for the year ended December 31, 2010, in our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2011, for the quarter ended June 30, 2011, and for the quarter ended September 30, 2011, and in any other reports that we file with the SEC, the following factors, among others, could cause actual results to differ materially from the anticipated results:

•	our ability to generate or obtain from external sources sufficient liquidity for operations and debt service;

•	changes in the level of consumer spending or preferences or demand for our products;

•	our liquidity and losses from operations and projected cash flows and related impact on our ability to continue as a going concern;

•	disruptions in the global financial markets;

•	consequences of our significant indebtedness, including our ability to comply with our debt agreements and generate cash flow to service our debt;

•	our ability to regain compliance with the exchange rules of the NYSE Amex, LLC;

•	the highly competitive and evolving nature of our business in the U.S. and internationally;

•	our ability to effectively carry out and manage our strategy, including growth and expansion both in the U.S. and internationally;

•	loss of U.S. import protections or changes in duties, tariffs and quotas and other risks associated with international business;

•	intensity of competition, both domestic and foreign;

•	technological changes in manufacturing, wholesaling, or retailing;

•	risks that our suppliers may not timely produce or deliver our products;

•	loss or reduction in sales to our wholesale or retail customers or financial nonperformance by our wholesale customers;

•	the adoption of new accounting pronouncements or changes in interpretations of accounting principles;

•	our ability to pass on the added cost of raw materials to our wholesale and retail customers;

•	the availability of store locations at appropriate terms and our ability to identify and negotiate new store locations effectively and to open new stores and expand internationally;

•	our ability to attract customers to our stores;

•	seasonality and fluctuations in comparable store sales and margins;

•	our ability to successfully implement our strategic, operating, financial and personnel initiatives;

•	our ability to maintain the value and image of our brand and protect our intellectual property rights;

•	changes in the cost of materials and labor, including increases in the price of raw materials in the global market;

•	our ability to improve manufacturing efficiency at our production facilities;

•	location of our facilities in the same geographic area;

•	our relationships with our lenders and our ability to comply with the terms of our existing debt facilities;

•

risks associated with our foreign operations and foreign supply sources, such as disruption of markets, changes in import and export laws, currency restrictions and currency exchange rate fluctuations;

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continued compliance with U.S. and foreign government regulations, legislation and regulatory environments, including environmental, immigration, labor and occupational health and safety laws and regulations;

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the risk that information technology systems changes may disrupt our supply chain or operations and our ability to upgrade our information technology infrastructure and other risks associated with the systems that operate our online retail operations;

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litigation and other inquiries and investigations, including the risks that we or our officers will not be successful in defending any proceedings, lawsuits, disputes, claims or audits, and that exposure could exceed expectations or coverage;

•	our ability to effectively manage inventory and inventory reserves;

•	changes in key personnel, our ability to hire and retain key personnel, and our relationship with our employees;

•	material weaknesses in internal controls;

•	costs as a result of operating as a public company;

•	general economic conditions, including increases in interest rates, geopolitical events, other regulatory changes and inflation or deflation;

•

our ability to find a new qualified independent director to fill the vacancy on our Audit Committee and our ability to realign our Board of Directors, in each case within the timeframe prescribed by the NYSE Amex Company Guide, in order to regain compliance with NYSE Amex listing standards and maintain listing on the NYSE Amex;

•	disruptions due to severe weather or climate change; and

•	any other risks that we may identify in this prospectus under “Risk Factors” or in the documents that we incorporate by reference into this prospectus.

All forward-looking statements speak only as of the date of this prospectus or, in the case of any documents incorporated by reference in this prospectus, the date of such document, in each case based on information available to us as of such date, and we assume no obligation to update any forward-looking statements, except as required by law.

THE COMPANY

We are a vertically-integrated manufacturer, distributor, and retailer of branded fashion basic apparel. We design, manufacture and sell clothing and accessories for women, men, children and babies. As of September 30, 2011, we had approximately 10,000 employees and operated 247 retail stores in 20 countries, including the United States, Canada, Mexico, Brazil, United Kingdom, Ireland, Austria, Belgium, France, Germany, Italy, Netherlands, Spain, Sweden, Switzerland, Israel, Australia, Japan, South Korea, and China. We also operate a wholesale business that supplies t-shirts and other casual wear to distributors and screen printers. In addition to our retail stores and wholesale operations, we operate an online retail e-commerce website at www.americanapparel.com where we sell our products directly to consumers.

We conduct our primary apparel manufacturing operations out of an 800,000 square foot facility in the warehouse district of downtown Los Angeles, California. The facility houses our executive offices, as well as cutting, sewing, warehousing, and distribution operations. We conduct knitting operations in Los Angeles and Garden Grove, California, which produce a majority of the fabric we use in our products. We also operate dye houses that currently provide dyeing and finishing services for nearly all of the raw fabric used in production. We operate a fabric dyeing and finishing facility in Hawthorne, California. We also operate a cutting, sewing and garment dyeing and finishing facility located in South Gate, California. We operate a fabric dyeing and finishing facility located in Garden Grove, California, which also includes cutting, sewing and knitting operations. Because we manufacture domestically and are vertically integrated, we believe this enables us to more quickly respond to customer demand and to changing fashion trends and to closely monitor product quality. Our products are noted for their quality and fit, and together with our distinctive branding these attributes have differentiated our products in the marketplace. “American Apparel®” is a registered trademark of American Apparel (USA), LLC.

We were founded in 1998. Since inception, we have operated a wholesale business. In October 2003, we opened our first retail store in Los Angeles. In 2004, we began our online retail operations, and opened our first retail stores in Canada and Europe. Since 2005, we have opened stores in Asia, Australia, Israel, Latin America, and have further expanded throughout the United States, Canada, Europe, and Asia. All of our retail stores sell the Company’s apparel products directly to consumers.

Our principal executive offices are located at 747 Warehouse Street, Los Angeles, California 90021. The telephone number of our principal executive offices is (213) 488-0226.

RISK FACTORS

Ownership of the common stock involves certain risks. You should consider carefully the risks and uncertainties described in, or incorporated by reference in, this prospectus, including the risks described below and under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2010, in our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2011, for the quarter ended June 30, 2011, for the quarter ended September 30, 2011, and in any other reports that we file with the SEC, along with the other information included or incorporated by reference in this prospectus, in evaluating an investment in the common stock. The information included or incorporated by reference in this prospectus may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. For a description of these reports and documents, and information about where you can find them, see the sections entitled “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference” in this prospectus.

The risks and uncertainties described in this prospectus and the documents incorporated by reference in this prospectus are not the only ones facing us. Additional risks and uncertainties that we do not presently know about or that we currently believe are not material may also adversely affect our business. If any of the risks and uncertainties described in this prospectus or the documents incorporated by reference herein actually occur, our business, financial condition and results of operations could be adversely affected in a material way. This could cause the trading price of the common stock to decline, perhaps significantly, and you may lose part or all of your investment.

The price of the common stock may fluctuate significantly, and you could lose all or part of your investment.

Volatility in the market price of the common stock may prevent you from being able to sell your shares at or above the price you paid for your shares. The market price could fluctuate significantly for various reasons, which include:

•	the potential issuance of additional shares of common stock, including pursuant to outstanding warrants and contractual rights to purchase or receive shares of common stock;

•	our quarterly or annual earnings or earnings of other companies in our industry;

•	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

•	changes in earnings estimates or recommendations by research analysts who track the common stock or the stocks of other companies in our industry;

•	new laws or regulations or new interpretations of laws or regulations applicable to our business;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	changes in general conditions in the United States and global economies or financial markets, including those resulting from war, incidents of terrorism or responses to such events;

•	litigation involving us or investigations or audits with respect to our operations;

•	our compliance with listing standards of the NYSE Amex or any other securities exchange on which the common stock or any of our other securities may be listed or traded;

•	sales of common stock by our directors, executive officers and significant stockholders; and

•	other factors described in our filings with the SEC.

In addition, in recent years, the stock market has experienced extreme price and volume fluctuations. This volatility has had a significant impact on the market price of securities issued by many companies, including us and other companies in our industry. The changes frequently appear to occur without regard to the operating performance of these companies. The price of the common stock could fluctuate based upon factors that have little or nothing to do with us, and these fluctuations could materially reduce our stock price.

If we are unable to maintain the listing of the common stock on the NYSE Amex or any other securities exchange, it may be more difficult for you to sell your securities.

The common stock is currently traded on the NYSE Amex. If for any reason the NYSE Amex should delist the common stock, and we are unable to obtain listing on another national securities exchange, we could face significant material adverse consequences, including:

•	a limited availability of market quotations for our securities;

•	a limited amount of news and analyst coverage;

•	a decreased ability to issue additional securities or obtain additional financing in the future; and

•

a determination that the common stock is a “penny stock,” if the securities sell for a substantial period of time at a low price per share which would require brokers trading in the common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for the common stock.

At September 30, 2011, we were not in compliance with (i) Section 803(B)(2)(a) of the NYSE Amex Company Guide (the “Company Guide”), which requires our Audit Committee to consist of at least three members, and (ii) Section 802(d) of the Company Guide, which requires the classes of our classified board to be of approximately equal size. The Company has until the earlier of its next annual meeting of stockholders and July 1, 2012 (or if the next annual meeting is held before January 9, 2012, until January 9, 2012) to regain compliance with the standards of the NYSE Amex.

Voting control and significant beneficial ownership of the common stock by certain of our stockholders may limit your ability to influence the outcome of director elections and other matters requiring stockholder approval.

As of September 30, 2011, Dov Charney, our Chairman and Chief Executive Officer, beneficially owned (giving effect to the expiration on October 24, 2011 of the purchase rights under the April Charney Purchase Agreement (as defined below)) 44.3% of the outstanding common stock, Lion/Hollywood L.L.C., or Lion, beneficially owned 17.3% of the outstanding common stock and the selling stockholders (giving effect to the expiration on October 23, 2011 of their remaining purchase rights under the Investor Purchase Agreement) beneficially owned in the aggregate 26.1% of the outstanding common stock. Mr. Charney and Lion also have the right to acquire additional beneficial ownership under certain circumstances as described in the following risk factor.

In addition, Mr. Charney and Lion are parties to a voting agreement, dated March 13, 2009, or the Investment Voting Agreement, and an investment agreement, dated March 13, 2009, or the Investment Agreement. Pursuant to the Investment Agreement, Lion has the right to designate up to two persons to our board of directors and a board observer (or, if we increase our board size to 12, Lion has the right to designate up to three persons to our board of directors and no board observers), subject to maintaining certain minimum ownership thresholds of shares of common stock issuable under Lion’s warrants. The Investment Agreement also provides that for so long as Lion has the right to designate any person for nomination for election to our board of directors pursuant to the Investment Agreement, we will not increase the size of our board of directors to more than 10 directors (or 13 directors in the event we elect to increase the size of our board of directors to 12 directors as described above). The two Lion designees on our board of directors and Lion’s board observer resigned on March 30, 2011. Lion has indicated that it will retain its ability to re-designate directors to our board of directors and a board observer at the appropriate time in the future, pursuant to its designation rights under the Investment Agreement.

In addition, pursuant to the Investment Voting Agreement, for so long as Lion has the right to designate any person or persons to our board of directors, Mr. Charney has agreed to vote his shares of common stock in favor of Lion’s designees, provided that Mr. Charney’s obligation to so vote terminates if he owns less than 6,000,000 shares of common stock (which number will be adjusted appropriately to take into account any stock split, reverse stock split or similar transaction). In addition, pursuant to the Investment Voting Agreement, for so long as Lion has the right to designate any person or persons to our board of directors, Lion has agreed to vote its shares of common stock in favor of Mr. Charney and each other designee of Mr. Charney, provided that Lion’s obligation to so vote terminates if either (i) Mr. Charney beneficially owns less than 27,900,000 shares of common stock (which number will be adjusted appropriately to take into account any stock split, reverse stock split or similar transaction) or (ii) (x) Mr. Charney is no longer employed on a full-time basis by us or any of our subsidiaries and (y) Mr. Charney is in material breach of the non-competition and non-solicitation covenants contained in our November 7, 2007 amended and restated agreement and plan of reorganization, as extended by a letter agreement, dated March 13, 2009, between Mr. Charney and Lion.

This concentration of share ownership and voting agreements may adversely affect the trading price for the common stock because investors often perceive disadvantages in owning stock in companies with controlling stockholders. Also, some or all of our significant stockholders, if they were to act together, would be able to control our management and affairs and matters requiring stockholder approval, including the election of directors and the approval of significant corporate transactions, such as mergers, consolidations or the sale of substantially all of our assets. Consequently, this concentration of ownership may have the effect of delaying or preventing a change of control, including a merger, consolidation or other business combination involving us, or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control, even if that change of control would benefit our other stockholders and may prevent our stockholders from realizing a premium over the current market price for their shares of common stock. Furthermore, our significant stockholders may also have interests that differ from yours and may vote their shares of common stock in a way with which you disagree and which may be adverse to your interests.

There will be a substantial number of shares of the common stock available for issuance or sale in the future that would result in dilution to existing public stockholders, may increase the volume of common stock available for sale in the open market and may cause a decline in the market price of the common stock.

As of September 30, 2011, Mr. Charney, the selling stockholders and our warrantholders, Lion and SOF Investments, L.P.-Private IV, or SOF, owned or had the right to acquire (giving effect to the expiration on October 23, 2011 and October 24, 2011, respectively, of the remaining purchase rights under the Investor Purchase Agreement and the April Charney Purchase Agreement), in the aggregate 122,120,283 shares of common stock.

Mr. Charney currently owns 45,700,866 shares of common stock and, in addition, Mr. Charney has a right to acquire or receive up to an additional 22,527,397 shares of common stock. Of these additional shares, 2,111,597 shares are issuable to Mr. Charney if the market price of the common stock meets a certain threshold or there is a change of control of the Company in each case on or before March 24, 2014, and the remaining 20,415,800 shares are issuable to Mr. Charney in installments if the market price of the common stock meets certain thresholds between April 16, 2012 and April 15, 2015. The resale of Mr. Charney’s shares has not been registered and these shares are or, when issued will be, restricted securities under the securities laws. Of the shares currently owned by Mr. Charney, a total of 37,258,065 shares are subject to a lock-up agreement and cannot be sold publicly, in the absence of our consent, until the expiration of the restricted period under the lock-up agreement in December 2013 (which period may be shortened upon the occurrence of certain events).

On April 26, 2011, we issued to the selling stockholders an aggregate of 15,776,506 shares of common stock, and the selling stockholders also were provided with a right to acquire up to an additional 27,443,173 shares of common stock at a price of $0.90 per share, within 180 days of that issuance, subject to certain topping-up and anti-dilution adjustments for additional issuances for cash of common stock (or securities exercisable, exchangeable or convertible for common stock), prior to April 26, 2012, including reduction of the purchase price to the lowest-issued price for such issuances made at a price below the purchase price, subject to some exceptions. The selling stockholders also were granted one demand registration right with respect to their initial shares and one additional demand registration right if they purchase additional shares, in each case, exercisable after the four-month anniversary of the closing date, subject to customary terms and conditions. On July 7, 2011 and July 12, 2011, some of the selling stockholders exercised their purchase rights and purchased a total of 8,406,163 shares of common stock. The remaining rights to purchase in the aggregate up to 19,037,010 additional shares of common stock expired on October 23, 2011. The 24,182,669 shares issued to the selling stockholders under the Investor Purchase Agreement are the shares to which this prospectus relates and that may be resold by the selling stockholders.

We also have outstanding warrants exercisable to purchase an aggregate of 22,606,025 shares of common stock, representing as of September 30, 2011, on an as-exercised basis, beneficial ownership of approximately 18.0% of the outstanding common stock. SOF holds a warrant, expiring on December 19, 2013, to purchase 1,000,000 shares of common stock at an exercise price of $2.139 per share, which exercise price is subject to adjustment under some circumstances as set forth in the warrant, and which warrant also contains anti-dilution adjustments for some additional issuances of common stock (or securities exercisable, exchangeable or convertible for common stock) and some other events. In addition, Lion holds warrants, each expiring on February 18, 2018, to purchase an aggregate of 21,606,025 shares of common stock at an exercise price of $1.00 per share, which exercise price is subject to adjustment under some circumstances as set forth in the warrants and the Lion Credit Agreement (as defined below), and which warrants also contain anti-dilution adjustments for additional issuances of common stock (or securities exercisable, exchangeable or convertible for common stock) and some other events. In particular, upon the issuance of any additional shares to Mr. Charney or the selling stockholders as described above, we would be required, pursuant to the Lion Credit Agreement, to issue to Lion additional warrants, with an exercise price of $1.00 per share, subject to adjustment under some circumstances as set forth in the warrants and the Lion Credit Agreement, to purchase a number of shares of common stock sufficient to prevent dilution of Lion’s fully-diluted beneficial ownership of common stock as a result of the issuance of such shares. In addition, pursuant to the Lion Credit Agreement, in the event of some other issuances and sales of common or preferred stock (including securities convertible, exercisable or exchangeable for common stock) or a debt-for-equity exchange by the Company prior to the repayment of obligations under the Lion Credit Agreement, the Company is required to issue additional warrants to Lion exercisable for a number of shares sufficient to prevent the dilution of Lion’s fully-diluted beneficial ownership of common stock as a result of such transaction at an initial exercise price equal to the lesser of $0.90 and the lowest issued price for such transaction, and, in addition, reduce the exercise price of the existing warrants issued to Lion to the lowest issued price for such transaction. Lion also has demand and piggyback registration rights with respect to the shares of common stock underlying its warrants.

Assuming (1) issuance in full of the 22,527,397 shares of common stock that Mr. Charney has a right to acquire as described above in certain circumstances, (2) exercise in full of Lion’s and SOF’s existing warrants to purchase a total of 22,606,025 shares of common stock, (3) exercise in full of additional warrants that would be issued to Lion if there was a further issuance of shares to Mr. Charney as described in (1) above, (4) exercise in full by management of currently outstanding options to purchase, and full vesting of restricted stock awards with respect to, a total of 7,637,798 shares of common stock and (5) no other issuances of common stock or securities convertible, exercisable or exchangeable for common stock, the percentage ownership of stockholders other than Mr. Charney, the selling stockholders and holders of outstanding warrants as described above would be reduced from approximately 29.7% as of September 30, 2011 to approximately 19.1%.

In addition, our stockholders recently approved an amendment to our certificate of incorporation to increase the number of shares of common stock that we are authorized to issue from 120,000,000 to 230,000,000, in part to permit the issuances of shares described above. As of September 30, 2011, 103,274,163 shares of common stock were outstanding. Accordingly, our certificate of incorporation would permit us to issue up to 61,005,791 additional shares of common stock (after taking into account the 16,212,798 shares reserved for issuance under existing employee benefit plans or pursuant to exercise of existing options or that represent granted but unvested shares of restricted stock, 22,527,397 shares issuable to Mr. Charney as described above, 22,606,025 shares reserved for issuance upon exercise of Lion’s and SOF’s warrants described above and 4,373,826 shares issuable to Lion in the form of additional warrants if Mr. Charney’s additional shares are issued) and up to 1,000,000 shares of preferred stock. Issuances of additional shares of common stock would result in dilution to existing public stockholders, may increase the volume of common stock available for sale in the open market and may cause a decline in the market price of the common stock. In addition, the issuance of additional shares of common stock or voting preferred stock would reduce your influence over matters on which our stockholders vote, and, in the case of issuances of preferred stock, likely would result in your interest in us being subject to the prior rights of holders of that preferred stock.

Our charter documents and Delaware law could prevent a takeover that stockholders consider favorable and could also reduce the market price of our stock.

Our certificate of incorporation and bylaws and Delaware law contain provisions that could delay or prevent a change in control of our company. These provisions could also make it more difficult for stockholders to elect directors and take other corporate actions. These provisions include:

•	a classified board of directors with three-year staggered terms;

•	ability of stockholders to remove directors only for cause;

•	not providing for cumulative voting in the election of directors;

•	authorizing the board to issue, without stockholder approval, preferred stock with rights senior to those of the common stock;

•	requiring advance notification of stockholder nominations and proposals; and

•	limitations on transactions with interested shareholders.

These and other provisions in our certificate of incorporation and bylaws and under Delaware law could discourage potential takeover attempts, reduce the price that investors might be willing to pay in the future for shares of common stock and result in the market price of the common stock being lower than it would be without these provisions.

If securities analysts do not continue to publish research or reports about our business or if they publish negative evaluations of our stock, the price of our stock could decline.

We believe that the trading price for the common stock will be affected by research or reports that industry or financial analysts publish about us or our business. If one or more of the analysts who may elect to cover us downgrade their evaluations of the common stock, the price of the common stock could decline. If one or more of these analysts cease coverage of our company, we could lose visibility in the market for our stock, which in turn could cause the common stock price to decline.

We do not intend to pay dividends on the common stock.

We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future. In addition, provisions of our debt agreements prohibit us from paying cash dividends. Consequently, your only opportunity to achieve a positive return on your investment in us will be if the market price of the common stock appreciates. There can be no assurances that the common stock will appreciate in value or even maintain the price at which you purchase your shares.

USE OF PROCEEDS

This prospectus relates to 24,182,669 shares of common stock which may be sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of common stock by the selling stockholders.

DETERMINATION OF OFFERING PRICE

This offering is being made solely to allow the selling stockholders to offer and sell shares of common stock to the public. The selling stockholders may offer for resale some or all of their shares at the time and price that they choose. On any given day, the price per share is likely to be based on the market price for the common stock on the NYSE Amex on the date of sale, unless shares are sold in private transactions. Consequently, we cannot currently make a determination of the price at which shares offered for resale pursuant to this prospectus may be sold.

SELLING STOCKHOLDERS

The selling stockholders identified below, or their respective pledgees, donees, transferees, distributees or successors in interest, are selling all of the shares of common stock being offered by this prospectus.

We are registering on behalf of the selling stockholders 24,182,669 shares of common stock. These shares were issued to the selling stockholders pursuant to the Investor Purchase Agreement. We are required to file this registration statement pursuant to the Investor Purchase Agreement. See “Description of Capital Stock—Investor Purchase Rights” below for more information about the Investor Purchase Agreement and the shares of common stock covered by this prospectus.

Each selling stockholder may transfer shares of common stock owned by it, and, subject to our prior written consent and compliance with the other provisions of the Investor Purchase Agreement, may assign its purchase rights and its registration rights under the Investor Purchase Agreement. When we refer to “selling stockholders” in the “Plan of Distribution” section of this prospectus, we mean the persons listed in the table below, and the pledgees, donees, permitted transferees, distributees, successors in interest and others who later come to hold any of the selling stockholders’ interests in shares of common stock other than through a public sale.

None of the selling stockholders holds or has held any position or office, or otherwise has or has had a material relationship, with us, or any of our predecessors or affiliates, within the past three years other than as a result of the ownership of common stock and pursuant to the Investor Purchase Agreement, as set forth under the heading “Certain Relationships and Related Transactions” of our Definitive Proxy Statement on Schedule 14A filed by us with the SEC on May 20, 2011, which is incorporated by reference into this prospectus.

The following table sets forth, as of September 30, 2011, the name of each selling stockholder, the number of shares held of record or beneficially by each selling stockholder (including shares that may be acquired upon exercise of the purchase rights) and the number of shares that may be offered under this prospectus by each selling stockholders.

Beneficial ownership of a share of common stock is determined in accordance with the rules and regulations of the SEC. Under these rules, a person is deemed to beneficially own a share of common stock if that person has or shares voting power or investment power with respect to that share, or has the right to acquire beneficial ownership of that share within 60 days, including through the exercise of any option or other right or the conversion of any other security. The inclusion of any shares in this table does not constitute an admission of beneficial ownership.

The information in the table below is based on the information provided to us by the selling stockholders and as of the date the same was provided to us. Assuming that the selling stockholders exercise in full their purchase rights and sell all of the shares of common stock owned or beneficially owned by them that have been registered by us and do not acquire any additional shares during the offering, the selling stockholders will not own any shares other than those appearing in the column entitled “Common Stock Owned Upon Completion of this Offering.” We cannot advise you as to whether the selling stockholders will in fact exercise in full their purchase rights and sell any or all of such shares of common stock. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of common stock or the purchase rights in transactions exempt from the registration requirements of the Securities Act after the date as of which the information is set forth on the table below.

The percentage beneficial ownership for the following table is based upon 103,274,163 shares of common stock (excluding certain options and unvested shares) outstanding as of September 30, 2011.

Name of Selling Stockholder	Common Stock Beneficially Owned Prior to the Offering	Common Stock Offered Pursuant to this Prospectus	Common Stock Owned Upon Completion of this Offering (1)	Percentage of Common Stock Owned Upon Completion of this Offering (if greater than 1%) (1)
Anson Investments Master Fund LP (2)	2,167,390	2,167,390	—	—
Delavaco Capital Inc. (3)	666,666	666,666	—	—
Dynamic Power Hedge Fund (4)	12,381,667	9,666,667	2,715,000	2.6%
EdgeHill Multi Strategy Master Fund, Ltd (5)	1,833,333	1,833,333	—	—
Front Street Investment Management, Inc. (6)	3,739,496	3,739,496	—	—
Authentic Brands Group LLC (7)	277,778	277,778	—	—
PowerOne Capital Markets Limited (8)	666,666	666,666	—	—
Radiant Offshore Fund (9)	903,389	888,889	14,500	—
Roy Sebag	553,561	553,561	—	—
Sentry Diversified Total Return Fund (10)	1,555,556	1,555,556	—	—
Waterfall Vanilla L.P. (11)	500,000	500,000	—	—
Clara Serruya	555,555	555,555	—	—
Simon Serruya	1,111,112	1,111,112	—	—

Total	26,912,169	24,182,669

(1)	We do not know when or in what amounts the selling stockholders may offer shares for sale. The selling stockholders may not sell any or all of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this prospectus, and because we have been informed by the selling stockholders that there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of shares that will be sold or that will be held by a selling stockholder after completing of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by any selling stockholder.
(2)	Anson Investments Master Fund LP is neither a registered broker-dealer nor an affiliate of a registered broker-dealer. Bruce Winston has voting and dispositive power over the shares held by Anson Investment Master Fund LP. Mr. Winston is Managing Member of Admiralty Advisors, LLC, which is the General Partner of Frigate Ventures, LP, which is the General Partner of Anson Investments LP, which is the General Partner of Anson Investments Master Fund LP.
(3)	Delavaco Capital Inc. is neither a registered broker-dealer nor an affiliate of a registered broker-dealer. Andrew DeFrancesco has voting and dispositive power over the shares held by Delavaco Capital Inc. as its President.
(4)	Dynamic Power Hedge Fund is an affiliate of a registered broker-dealer. Dynamic Power Hedge Fund has confirmed that it purchased the securities being registered in this registration statement in the ordinary course of business and that it had no agreements or understandings, directly or indirectly, with any person to distribute the securities when it originally acquired the shares. Rohit Sehgal has voting and dispositive power over the shares held by Dynamic Power Hedge Fund as its Portfolio Manager.
(5)	EdgeHill Multi Strategy Master Fund, Ltd is neither a registered broker-dealer nor an affiliate of a registered broker-dealer. Brad White, Jason Mann and Ian Fairbrother have voting and dispositive power over the shares held by EdgeHill Multi Strategy Master Fund, as Portfolio Managers of its investment advisor, Edgehill Partners.
(6)	Front Street Investment Management, Inc. is neither a registered broker-dealer nor an affiliate of a registered broker-dealer. Frank Mersch has voting and dispositive power over the shares held by Front Street Investment Management, Inc. as its Portfolio Manager.
(7)	Authentic Brands Group is neither a registered broker-dealer nor an affiliate of a registered broker-dealer. James Salter has voting and dispositive power over the shares held by Authentic Brands Group as its Chief Executive Officer.
(8)	PowerOne Capital Markets Limited is neither a registered broker-dealer nor an affiliate of a registered broker-dealer. Pasquale Di Capo has voting and dispositive power over the shares held by PowerOne Capital Markets Limited as its Managing Director.

(9)	Radiant Offshore Fund is neither a registered broker-dealer nor an affiliate of a registered broker-dealer. Glen Gibbons and Norm Kumar have voting and dispositive power over the shares held by Radiant Offshore Fund. Mr. Gibbons is Chief Executive Officer of Radiant Investment Management Ltd, the advisor to Radiant Offshore Fund. Mr. Kumar is a director of Radiant Offshore Fund.
(10)	Sentry Diversified Total Return Fund is neither a registered broker-dealer nor an affiliate of a registered broker-dealer. John Kim has voting and dispositive power over the shares held by Sentry Diversified Total Return Fund as its Portfolio Manager.
(11)	Waterfall Vanilla L.P. is neither a registered broker-dealer nor an affiliate of a registered broker-dealer. John Kim has voting and dispositive power over the shares held by Waterfall Vanilla L.P. as its Portfolio Manager.

PLAN OF DISTRIBUTION

We are registering shares of common stock issued to the selling stockholders under the Investor Purchase Agreement in order to permit the resale of these shares of common stock by the holders thereof from time to time after the date of this prospectus.

Such shares of common stock were originally issued to the selling stockholders pursuant to an exemption from the registration requirements of the Securities Act. We agreed to register such shares of common stock pursuant to the Investor Purchase Agreement. We will pay all expenses incurred by the Company or its subsidiaries in effecting any registration pursuant to the Investor Purchase Agreement or otherwise complying with our obligations under the registration rights provisions of the Investor Purchase Agreement, including, without limitation, all registration, filing and listing fees, provided that the selling stockholders will pay any underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of shares of common stock by them and all fees and disbursements of their counsel. We have agreed in the Investor Purchase Agreement to indemnify the selling stockholders against specified liabilities, including some liabilities under the Securities Act, and in some circumstances they may be entitled to contribution. The selling stockholders also have agreed in the Investor Purchase Agreement to indemnify us against specified liabilities, including some liabilities under the Securities Act, and in some circumstances we may be entitled to contribution.

We will not receive any proceeds from sales of any shares of common stock by the selling stockholders.

We do not know when or in what amount the selling stockholders may offer the shares for sale. We expect that the offering price for the common stock will be based on the prevailing market price of the common stock at the time of sale.

The selling stockholders (or their pledgees, donees, transferees, distributees or successors in interest) may sell all or a portion of the shares of common stock beneficially owned by them and registered hereby from time to time directly or through one or more underwriters, broker-dealers or agents, and any broker-dealers or agents may arrange for other broker-dealers or agents to participate in effecting sales of these securities. These underwriters or broker-dealers may act as principals, or as an agent of a selling stockholder. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or selling or agent’s commissions. The shares of common stock may be sold on any national securities exchange or automated interdealer quotation system on which the shares may be listed or quoted at the time of sale, in the over-the-counter market or in transactions otherwise than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in a variety of transactions, which may involve crosses or block transactions. The selling stockholders may use any one or more of the following methods when selling shares:

•

purchases by underwriters, brokers, dealers, and agents who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares for whom they may act as agent;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•

one or more block trades in which a broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction, or in crosses in which the same broker acts as agent on both sides;

•	purchases by a broker or dealer (including a specialist or market maker) as principal and resale by such broker or dealer for its account pursuant to this prospectus;

•	an exchange distribution in accordance with the rules of any stock exchange on which the shares of common stock are listed;

•	face-to-face privately negotiated transactions between sellers and purchasers without a broker-dealer;

•	an agreement between broker-dealers and the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	the pledge of shares as security for any loan or obligation, including pledges to brokers or dealers who may from time to time effect distributions of the shares or other interests in the shares;

•	settlement of short sales or transactions to cover short sales relating to the shares entered into after the effective date of the registration statement of which this prospectus is a part;

•	distributions to creditors, equity holders, partners and members of the selling stockholders;

•	transactions in options, swaps or other derivatives (whether listed on an exchange or otherwise);

•	sales in other ways not involving market makers or established trading markets, including direct sales to institutions or individual purchasers; and

•	any combination of the foregoing or by any other legally available means.

The selling stockholders may also transfer the shares of common stock by gift. We do not know of any arrangements by the selling stockholders for the sale of any of the shares of common stock.

The selling stockholders also may resell all or a portion of the shares of common stock in open market transactions in reliance upon Rule 144 under the Securities Act, as permitted by that rule, or Section 4(1) under the Securities Act, if available, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of those provisions.

Brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate in sales. If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders. Underwriters, brokers, dealers or agents may also receive compensation from the purchasers of shares of common stock for whom they act as agents or to whom they sell as principals, or both. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to the prospectus contained in the registration statement, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with applicable rules of the Financial Industry Regulatory Authority, Inc.

In connection with sales of the shares of common stock or otherwise, the selling stockholders (or their pledgees, donees, transferees, distributees or successors in interest) may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell these securities short, and if such short sale shall take place after the date that the registration statement is declared effective by the SEC, the selling stockholders may deliver the securities covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such securities, to the extent permitted by applicable law. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or one or more derivative transactions which require the delivery to such broker-dealer or other financial institution of shares of common stock offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the selling stockholders have been advised that they may not use shares of common stock registered on the registration statement to cover short sales of common stock made prior to the date the registration statement, of which this prospectus forms a part, has been declared effective by the SEC.

Subject to any applicable company policy, the selling stockholders (or their pledgees, donees, transferees, distributees or successors in interest) may, from time to time, pledge, hypothecate or grant a security interest in some or all of the shares of common stock registered by the registration statement owned by them and, if they default in the performance of their secured obligations, the pledgees, secured parties or persons to whom the securities have been hypothecated may offer and sell such securities from time to time pursuant to this prospectus or any amendment or supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling stockholders to include the pledgee, transferee, persons to whom the shares have been hypothecated or other successors in interest as selling stockholders under this prospectus. The plan of distribution for that selling stockholder’s shares of common stock will otherwise remain unchanged. The selling stockholders (or their pledgees, donees, transferees, distributees or successors in interest) also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees, persons to whom the securities have been hypothecated or other successors in interest thereof will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders (or their pledgees, donees, transferees, distributees or successors in interest) and any broker-dealers or agents participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales. In such event, any profits realized by the selling stockholders and any compensation earned by such broker-dealers or agents may be deemed to be underwriting commissions or discounts under the Securities Act. Selling stockholders (or their pledgees, donees, transferees, distributees or successors in interest) who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the applicable prospectus delivery requirements of the Securities Act including Rule 172 thereunder and may be subject to certain statutory liabilities of, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. We will make copies of this prospectus (as it may be amended or supplemented from time to time) available to the selling stockholders (or their pledgees, donees, transferees, distributees or successors in interest) for the purpose of satisfying any prospectus delivery requirements. Except as otherwise set forth herein, each selling stockholder has informed us that it is not a registered broker-dealer or is not an affiliate of a registered broker-dealer and does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute common stock.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

The selling stockholders (or their pledgees, donees, transferees, distributees or successors in interest) may sell the shares covered by this prospectus from time to time, and may also decide not to sell all or any of the shares they are allowed to sell under this prospectus. The selling stockholders (or their pledgees, donees, transferees, distributees or successors in interest) will act independently of us in making decisions regarding the timing, manner, and size of each sale. There can be no assurance, however, that all or any of the shares will be offered by the selling stockholders. We know of no existing arrangements between any selling stockholders and any broker, dealer, finder, underwriter, or agent relating to the sale or distribution of the securities.

Each selling stockholder (or its pledgees, donees, transferees, distributees or successors in interest) and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholder and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

To the extent permitted by applicable law, this plan of distribution may be modified in a prospectus supplement or otherwise. All of the foregoing may affect the marketability of the securities offered hereby.

DESCRIPTION OF CAPITAL STOCK

The following summary is not a complete description of the applicable provisions of our certificate of incorporation or bylaws, the terms of the warrants or purchase rights or of applicable statutory or other law, and is qualified in its entirety by reference thereto. See “Where You Can Find Additional Information.”

Authorized Capitalization

Our authorized capital stock consists of 230,000,000 shares of common stock with par value of $.0001 per share, and 1,000,000 shares of preferred stock with par value of $.0001 per share.

Common Stock

As of September 30, 2011, there were 103,274,163 shares of common stock outstanding held by 1,284 holders of record. Except as otherwise required by law or as otherwise provided in any preferred stock that may be authorized in the future, the holders of the common stock exclusively possess all voting power, and each share of common stock has one vote.

Preferred Stock

Our board of directors is expressly granted authority by our certificate of incorporation to issue shares of preferred stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, option or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by our board of directors providing for the issuance of such shares. An affirmative vote of the holders of a majority of the voting power of all then outstanding shares of our capital stock entitled to vote may increase or decrease the number of authorized shares of preferred stock (but not below the number of shares thereof then outstanding), voting as a single class, without a separate vote of the holders of preferred stock unless such vote is required pursuant to any preferred stock designation.

As of the date of this prospectus, there are no outstanding shares of preferred stock of any series.

Warrants

Lion Warrants

Lion, as of the date of this prospectus, holds warrants exercisable to purchase a total of up to 21,606,025 shares of common stock, representing as of September 30, 2011, on an as-exercised basis, beneficial ownership of approximately 17.3% of the outstanding shares of common stock. These warrants were issued to Lion pursuant to the Credit Agreement, dated as of March 13, 2009, as amended, modified or waived, which we refer to as the Lion Credit Agreement, among the Company, certain subsidiaries of the Company as facility guarantors, Wilmington Trust FSB, in its capacity as administrative agent and in its capacity as collateral agent thereunder, Lion Capital (Americas) Inc., as a lender, Lion, as a lender, and the other lenders from time to time party thereto.

Lion’s warrants expire on February 18, 2018 and are exercisable at any time prior to expiration at an exercise price of $1.00 per share, subject to adjustment as set forth in the Lion Credit Agreement and the warrants. The warrants may be exercised by paying the exercise price in cash, pursuant to a “cashless exercise” or by a combination of the two methods. The warrants contain certain anti-dilution protections in favor of Lion providing for proportional adjustment of the exercise price and, under certain circumstances, the number of shares of common stock issuable upon exercise of the warrants, in connection with, among things, stock dividends, subdivisions and combinations; distributions of cash (other than cash dividends), debt, warrants or rights to holders of common stock; and the issuance of additional equity securities at a price per share (or with a conversion, exercise or exchange price per share) less than market price.

In addition, pursuant to the Lion Credit Agreement, we are required to issue Lion additional warrants and/or amend Lion’s then outstanding warrants, as follows, simultaneously with any issuance and sale of common stock or preferred stock of the Company or any security convertible, exercisable or exchangeable for common stock or preferred stock of the Company (in each case, subject to some exceptions) and/or any debt-for-equity exchange or conversion completed by the Company in respect of the Company’s existing indebtedness, in each case, either definitively agreed or consummated (provided that solely in the case of an issuance or sale of any security convertible, exercisable or exchangeable for common stock or preferred stock of the Company, warrants will be issued as provided below only at the time and to the extent that such security is in fact converted, exercised or exchanged rather than upon definitive agreement or consummation of such issuance or sale):

•

prior to the earlier of April 25, 2012 and the repayment of all obligations under the Lion Credit Agreement, we are required (1) to issue and grant to Lion a warrant to purchase at an initial exercise price of $0.90 (or such lower price to which the exercise price of Lion’s then existing warrants have been or are entitled to be adjusted) that number of shares of common stock as are sufficient such that Lion’s percentage beneficial ownership of the common stock as represented by the warrants held by Lion immediately after such equity sale or debt exchange, calculated on a fully-diluted basis assuming the exercise, exchange and conversion of all securities exercisable, exchangeable or convertible for common stock, is at least equal to such percentage as calculated immediately prior to such equity sale or debt exchange, and (2) to reduce the exercise price of the then outstanding Lion warrants to the lowest issued price (as defined below) for such equity sale or debt exchange; and

•

on or after April 25, 2012 and prior to the repayment of all obligations under the Lion Credit Agreement, for an issued price lower than the exercise price of Lion’s then existing warrants, we are required (1) to issue and grant to Lion a warrant to purchase at such lowest issued price that number of shares of common stock as are sufficient such that Lion’s percentage beneficial ownership of the common stock as represented by the warrants held by Lion immediately after such equity sale or debt exchange, calculated on a fully-diluted basis assuming the exercise, exchange and conversion of all securities exercisable, exchangeable or convertible for common stock, is at least equal to such percentage as calculated immediately prior to such equity sale or debt exchange, and (2) if the net cash proceeds of such equity sale or debt exchange (and any other equity sale or debt exchange within a three month period thereof) are at least $5.0 million to reduce the exercise price of the then outstanding Lion warrants to the lowest issued price for such equity sale or debt exchange.

SOF Warrant

SOF Investments, L.P.—Private IV, or SOF, as of the date of this prospectus, holds a warrant exercisable to purchase a total of up to 1,000,000 shares of common stock, representing as of September 30, 2011, on an as-exercised basis, beneficial ownership of approximately 1.0% of the outstanding shares of common stock.

SOF’s warrant expires on December 19, 2013 and is exercisable at any time prior to expiration at an exercise price of $2.139 per share, subject to adjustment as set forth in the warrant. The warrant may be exercised by paying the exercise price in cash, pursuant to a “cashless exercise” or by a combination of the two methods. The warrant contains certain anti-dilution protections in favor of SOF providing for proportional adjustment of the exercise price and, under certain circumstances, the number of shares of common stock issuable upon exercise of the warrant, in connection with, among things, stock dividends, subdivisions and combinations; distributions of cash (other than cash dividends), debt, warrants or rights to holders of common stock; and the issuance of additional equity securities at a price per share (or with a conversion, exercise or exchange price per share) less than the then exercise price of the warrant.

Investor Purchase Rights

On April 21, 2011, we entered into the Investor Purchase Agreement with the selling stockholders, and on April 26, 2011, closed the transactions under the Investor Purchase Agreement, pursuant to which (1) the selling stockholders purchased from us 15,776,506 initial shares of common stock for the aggregate cash purchase price of approximately $14.2 million (excluding transaction costs), and (2) we granted the selling stockholders purchase rights to purchase up to an aggregate of 27,443,173 additional shares of common stock.

On July 7 and July 12, 2011, some of the selling stockholders exercised their purchase rights to purchase a total of 8,406,163 share of common stock. The remaining purchase rights expired on October 23, 2011.

The 24,182,669 total shares issued to the selling stockholders under the Investor Purchase Agreement are the shares to which this prospectus relates and that may be resold by the selling stockholders. Such shares were issued in a private placement exempt from registration under the Securities Act and constitute restricted securities under the Securities Act. See “Selling Stockholders” in this prospectus.

Dov Charney Purchase Rights and Anti-Dilution Adjustments

Dov Charney, our Chairman and Chief Executive Officer, is a party to purchase agreements with us that provide Mr. Charney with purchase rights identical to the purchase rights received by the selling stockholders under the Investor Purchase Agreement as well as the right to receive additional shares of common stock under certain circumstances.

Pursuant to a purchase agreement, dated as of March 24, 2011, or the March Charney Purchase Agreement, between the Company and Mr. Charney, the promissory notes evidencing loans previously made by Mr. Charney to the Company (which as of March 24, 2011 had an aggregate outstanding balance of approximately $4.7 million, including accrued and unpaid interest), were canceled in exchange for an issuance by us to Mr. Charney of an aggregate of 4,223,194 shares of common stock, with 50% of such shares being issued on March 24, 2011 and the remaining shares issuable to Mr. Charney only if prior to March 24, 2014 (1) the closing sale price of the common stock on the NYSE Amex exceeds $3.50 for 30 consecutive trading days or (2) there is a change of control of the Company, as defined in the March Charney Purchase Agreement.

Pursuant to a purchase agreement, dated as of April 27, 2011, or the April Charney Purchase Agreement, between the Company and Mr. Charney, which was entered into in connection with the Investor Purchase Agreement, Mr. Charney purchased a total of 777,778 shares of common stock for total consideration of $700,000, and, in addition, we granted to Mr. Charney a right to purchase up to 1,555,556 additional shares of common stock for the aggregate cash purchase price of up to $1.4 million on substantially the same terms as the purchase rights granted to the selling stockholders in the Investor Purchase Agreement. Such purchase right expired on October 24, 2011. In addition, as a condition to the selling stockholders entering into the Investor Purchase Agreement, the April Charney Purchase Agreement also provided Mr. Charney with the anti-dilution protections set forth below.

The April Charney Purchase Agreement provides that Mr. Charney has a right to receive from the Company, subject to the satisfaction of certain volume weighted average closing price, or VWAP, targets, and other terms and conditions set forth in the April Charney Purchase Agreement, up to 37,979,982 shares of common stock comprised of:

•	up to 12,659,994 shares of common stock as anti-dilution protection with respect to the issuance to the selling stockholders of the 15,776,506 initial shares issued to them on April 26, 2011, and

•

in proportion to the exercise by the selling stockholders of their purchase rights, an additional up to 25,319,988 shares of common stock as anti-dilution protection with respect to the issuance to the selling stockholders of shares upon exercise of their purchase rights.

As of the date of this prospectus, the selling stockholders have exercised purchase rights to purchase a total of 8,406,163 shares of common stock and, as a result, Mr. Charney would have a right to receive, subject to the satisfaction of the conditions set forth in the April Charney Purchase Agreement, 7,755,806 shares of common stock pursuant to the provisions described in this paragraph. The selling stockholders’ remaining purchase rights expired on October 23, 2011 and, as a result, Mr. Charney will not have a right to receive the additional 25,319,988 shares.

These shares are issuable to Mr. Charney in three equal installments, one per each measurement period set forth below, subject to meeting the applicable VWAP closing price for 60 consecutive trading days, calculated as set forth in the Charney April Purchase Agreement as follows: (1) for the measurement period from April 16, 2012 to and including April 15, 2013, if the VWAP of the common stock during a period of 60 consecutive trading days exceeds $3.25 per share; (2) for the measurement period from but not including April 16, 2013 to and including April 15, 2014, if the VWAP of the common stock during a period of 60 consecutive trading days exceeds $4.25 per share; and (3) for the measurement period from but not including April 16, 2014 to and including April 15, 2015, the VWAP of the common stock during a period of 60 consecutive trading days exceeds $5.25 per share.

Anti-Takeover Effects of Certain Provisions in Our Certificate of Incorporation and Bylaws

Our certificate of incorporation and bylaws contain some provisions which may have the effect of delaying, deferring or preventing a change in control of the Company.

Authorized but Unissued Shares

Our stockholders recently approved an amendment to our certificate of incorporation to increase the number of shares of common stock that we are authorized to issue from 120,000,000 to 230,000,000, in part to permit the issuances of shares described above. As of September 30, 2011, 103,274,163 shares of common stock were outstanding. Accordingly, our certificate of incorporation would permit us to issue up to 61,005,791 additional shares of common stock (after taking into account the 16,212,798 shares reserved for issuance under existing employee benefit plans or pursuant to exercise of existing options or that represent granted but unvested shares of restricted stock, 22,527,397 shares issuable to Mr. Charney as described above, 22,606,025 shares reserved for issuance upon exercise of Lion’s and SOF’s warrants described above and 4,373,826 shares issuable to Lion in the form of additional warrants if Mr. Charney’s additional shares are issued) and up to 1,000,000 shares of preferred stock. However, such issuances would be subject to the rules of the NYSE Amex, which in some cases may require stockholder approval or impose other limitations. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could make it more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Election and Removal of Directors

Our board of directors is divided into three classes (Class A, Class B and Class C), with the number of directors in each class to be as nearly equal as possible. The directors in each class are elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. At all meetings of stockholders for the election of directors, a plurality of the votes cast is sufficient to elect. Except as the General Corporation Law of the State of Delaware, or DGCL, may otherwise require, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies in the board of directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the bylaws), or by the sole remaining director. Under the DGCL, in the case of a corporation, such as the Company, whose board is classified and where the certificate of incorporation does not provide otherwise, the stockholders, by the act of a majority of the shares then entitled to vote at an election of directors, may effect the removal of any director or the entire board of directors only for cause. All directors hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director serves for the remainder of the full term of the director whose death, resignation or removal created such vacancy and until his successor shall have been elected and qualified.

Pursuant to the Investment Agreement, Lion currently has the right to designate two persons to our board of directors and a board observer, subject to maintaining certain minimum ownership thresholds of shares of common stock issuable under Lion’s warrants. There are currently two Class B vacancies on our board of directors, as a result of the resignation of Lion’s designees on March 30, 2011. Lion has indicated that it will retain its ability to re-designate directors to our board of directors and a board observer at the appropriate time in the future, pursuant to its designation rights under the Investment Agreement.

Requirements for Notification of Stockholder Proposals and Nominations

Our bylaws establish notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of the board of directors. To be properly brought before an annual meeting, business must be either (1) specified in the notice of annual meeting (or any supplement or amendment thereto) given by or at the direction of the board of directors, (2) otherwise brought before the annual meeting by or at the direction of the board of directors, or (3) otherwise properly brought before the annual meeting by a stockholder. In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the meeting. However in the event that less than 70 days notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice by a stockholder, to be timely, must be received no later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made, whichever first occurs. A stockholder’s notice to the Secretary must set forth (1) as to each matter the stockholder proposes to bring before the annual meeting a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, and any material interest of the stockholder in such business, and (2) as to the stockholder giving the notice the name and record address of the stockholder and the class, series and number of shares of capital stock of the Company which are beneficially owned by the stockholder.

Special Meetings

Our bylaws provide that a special meeting of the stockholders for any purpose or purposes not prescribed by law or by our certificate of incorporation may only be called by a majority of the entire board of directors, or by our Chief Executive Officer, the President or the Chairman of the Board, and are required to be called by our Secretary at the request in writing of stockholders owning a majority of our capital stock issued and outstanding and entitled to vote.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is Continental Stock Transfer & Trust Co. Its address is 17 Battery Place, New York, New York 10004, and its telephone number is (212) 509-4000.

Listing

The common stock is listed on the NYSE Amex under the symbol “APP.”

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California.

EXPERTS

The consolidated financial statements of American Apparel, Inc. appearing in our Annual Report on Form 10-K for the year ended December 31, 2010, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern dated March 31, 2011, with respect to our audits of the consolidated financial statements and related consolidated financial statement schedules of American Apparel, Inc. as of December 31, 2010 and for the year ended December 31, 2010, and the effectiveness of American Apparel Inc.’s internal control over financial reporting as of December 31, 2010, which expressed an adverse opinion because of the existence of material weaknesses, have been audited by Marcum LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

24,182,669 Shares

Common Stock

PROSPECTUS

                    , 2011

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth the estimated fees and expenses payable by us in connection with the distribution of the securities being registered. We will pay all of the costs identified below. We have estimated all amounts except the SEC registration fee.

Amount to be paid
SEC registration fee	$2,370.00
Legal fees and expenses	$140,000.00
Accounting fees and expenses	$10,000.00
Miscellaneous expenses	$3,000.00
Total	$155,370.00

Item 14.	Indemnification of Directors and Officers

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or for any transaction from which the director derived an improper personal benefit.

Paragraph A of Article Eighth of our certificate of incorporation provides:

“A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the GCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended. Any repeal or modification of this paragraph A by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.”

Our certificate of incorporation provides that all directors, officers, employees and agents of the registrant shall be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

Section 145 of the Delaware General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.

“Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e) Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Paragraph B of Article Eighth of our certificate of incorporation provides:

“The Corporation, to the full extent permitted by Section 145 of the GCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees)

incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.”

We have entered into separate indemnification agreements with its directors and certain of its officers. The indemnification agreements provide for the indemnification of and the advancement of expenses to such directors and officers to the fullest extent (whether partial or complete) permitted by law and as set forth in the indemnification agreements, and for the continued coverage of such directors and officers under the Corporation’s directors’ and officers’ liability insurance policies.

Item 15.	Recent Sales of Unregistered Securities

Issuance of SOF Warrant. On December 10, 2008, we issued to SOF Investments, L.P.—Private IV, or SOF, a warrant exercisable to purchase a total of up to 1,000,000 shares of common stock. The warrant was issued to SOF in a private placement exempt from registration pursuant to Section 4(2) of the Securities Act, in connection with the amendment to the Credit Agreement, dated as of July 18, 2007, among the Company, in its capacity as a Facility Guarantor, American Apparel (USA), LLC, a subsidiary of the Company, in its capacity as Borrower, certain other subsidiaries of the Company, in their capacities as Facility Guarantors, and SOF, as Lender. We did not receive any proceeds from the issuance of the warrant to SOF.

Issuance of Lion Warrants. On each of March 13, 2009, March 24, 2011, April 26, 2011, July 7, 2011 and July 12, 2011, we issued warrants to Lion/Hollywood L.L.C., or Lion, to purchase a total of 16,000,000, 759,809, 3,063,101, 1,445,382 and 337,733, respectively, shares of common stock. Each of the warrants was issued to Lion in a private placement exempt from registration pursuant to Section 4(2) of the Securities Act, in connection with entering into the Lion Credit Agreement and the Investment Agreement. We did not receive any proceeds from the issuance of the warrant to Lion.

Issuance of Shares to Dov Charney. On December 1, 2010, we sold 1,129,576 treasury shares of common stock to Dov Charney, our Chairman and Chief Executive Officer, at a price of $1.48 per share in cash, for total cash consideration of $1.675 million. Such shares were issued in a private placement exempt from registration pursuant to Section 4(2) of the Securities Act. Proceeds of the sale were used to facilitate equity grants by the Company and to fund the payment of the related withholding taxes for such grants.

On March 24, 2011, we sold to Mr. Charney 1,801,802 shares of common stock at a price of $1.11 per share in cash, for total cash consideration of approximately $2.0 million. These shares were issued to Mr. Charney in a private placement exempt from registration pursuant to Section 4(2) of the Securities Act. We used the proceeds from the issuance and sale of these shares for working capital and general corporate purposes.

Also on March 24, 2011, the three promissory notes issued by two subsidiaries of the Company to Mr. Charney, which as of March 24, 2011 had an aggregate outstanding balance of approximately $4.7 million, including principal and accrued and unpaid interest (to but not including March 24, 2011), were canceled in exchange for an issuance by the Company to Mr. Charney of an aggregate of 4,223,194 shares of common stock at a price of $1.11 per share, with 50% of such shares being issued on March 24, 2011 and the remaining shares issuable to Mr. Charney only if prior to March 24, 2014 (1) the closing sale price of the common stock on the NYSE Amex exceeds $3.50 for 30 consecutive trading days or (2) there is a change of control of the Company, as defined. These shares were issued or are issuable to Mr. Charney in exchange for, the three promissory notes owed by the Company to Mr. Charney pursuant to the exemption under Section 3(a)(9) of the Securities Act.

On April 24, 2011, subject to receipt of stockholder approval, we (1) agreed to issue to Mr. Charney 777,778 initial shares of common stock at a price of $0.90 per share in cash, (2) granted to Mr. Charney the right to purchase a total of up to 1,555,556 additional shares of common stock, subject to adjustment in certain circumstances, and (iii) granted to Mr. Charney the right to receive up to 37,979,982 shares of common stock as anti-dilution protection if the market price of the common stock meets certain thresholds during certain measurement periods. On July 7, 2011, Mr. Charney purchased the 777,778 initial shares of common stock for total cash consideration of $700,000. The shares, the purchase rights and the right to receive the anti-dilution protection were issued in a private placement exempt from registration pursuant to Section 4(2) of the Securities Act. We used the proceeds from the issuance and sale of the shares for working capital and general corporate purposes.

On October 23, 2011, the number of shares Mr. Charney would have the right to receive as anti-dilution protection, as described above, was reduced from 37,979,982 shares to 12,659,994 shares, as the selling stockholders’ right to purchase additional shares of common stock expired on such date. On October 24, 2011, Mr. Charney’s right to purchase 1,555,556 additional shares of common stock shares expired without having been exercised.

Issuance of Shares to Selling Stockholders. On April 24, 2011, we (1) issued a total of 15,776,506 initial shares of common stock to the selling stockholders at a price of $0.90 per share in cash, for total cash consideration of approximately $14.2 million, and (2) granted to the selling stockholders rights to purchase a total of up to 27,443,173 additional shares of common stock at a price of $0.90 per share in cash, subject to adjustment in certain circumstances. On July 7, 2011, we issued a total of 6,666,666 shares of common stock to the selling stockholders upon exercise of their purchase rights at a price of $0.90 per share in cash, for total cash consideration of approximately $6.0 million. On July 12, 2011, we issued a total of 1,739,496 shares of common stock to the selling stockholders upon exercise of their purchase rights at a price of $0.90 per share in cash, for total cash consideration of approximately $1.6 million. All of these shares and the purchase rights were issued in private placements exempt from registration pursuant to Section 4(2) of the Securities Act. We used the proceeds from the issuance and sale of the shares for working capital and general corporate purposes. On October 23, 2011, the selling stockholders’ right to purchase 19,037,010 shares of common stock expired without having been exercised.

Item 16.	Exhibits

See the Exhibit Index attached hereto and incorporated herein by reference.

Item 17.	Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(3) That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Los Angeles, State of California on the 8th day, of November, 2011.

AMERICAN APPAREL, INC.

By:	/s/ Dov Charney
Dov Charney
Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the date indicated.

Signatures	Title	Date

/s/ Dov Charney Dov Charney	Chairman of the Board, Chief Executive Officer, and Director (Principal Executive Officer)	November 8, 2011

/s/ John Luttrell John Luttrell	Chief Financial Officer (Principal Financial Officer, Principal Accounting Officer)	November 8, 2011

* David Danziger	Director	November 8, 2011

* Robert Greene	Director	November 8, 2011

* Marvin Igelman	Director	November 8, 2011

* Allan Mayer	Director	November 8, 2011

*By	/s/ Glenn A. Weinman
Glenn A. Weinman
Attorney-in-Fact

Exhibit Index

Exhibit No.	Description

2.1	Acquisition Agreement, dated as of December 18, 2006 and amended and restated on November 7, 2007, by and among American Apparel, Inc., AAI Acquisition LLC, American Apparel, Inc., a California corporation, American Apparel, LLC, each of American Apparel Canada Wholesale Inc. and American Apparel Canada Retail Inc. (together the “CI companies”), Dov Charney, Sam Lim, and the stockholders of each of the CI companies (included as Annex A of the Definitive Proxy Statement (File No. 001-32697) filed November 28, 2007 and incorporated by reference herein)

3.1	Amended and Restated Certificate of Incorporation of American Apparel, Inc. (included as Exhibit 3.1 of the Current Report on Form 8-K (File No. 00l-32697) filed December 18, 2007 and incorporated by reference herein)

3.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of American Apparel, Inc. (included as Exhibit 3.1 of the Current Report on Form 8-K (File No. 001-32697) filed June 27, 2011 and incorporated by reference herein)

3.3	Bylaws of American Apparel, Inc. (included as Exhibit 4.1 of the Registration Statement on Form S-8 (File No. 333-175430) filed July 7, 2011 and incorporated by reference herein)

3.4	Certificate of Amendment to Certificate of Formation of American Apparel (USA), LLC (included as Exhibit 3.3 to Form 10-K (File No 001-32697) filed March 17, 2008 and incorporated by reference herein)

4.1	Specimen Common Stock Certificate (included as Exhibit 4.2 of the Current Report on Form 8-K (File No. 00l-32697) filed December 18, 2007 and incorporated by reference herein)

4.2	Registration Rights Agreement, dated December 12, 2007, by and among American Apparel, Inc. and the stockholders listed on the signature page therein (included as Annex H of the Definitive Proxy Statement (File No. 001-32697) filed November 28, 2007 and incorporated by reference herein)

4.3	Lock-Up Agreement, dated December 12, 2007, between American Apparel, Inc. and Dov Charney (included as Annex D of the Definitive Proxy Statement (File No. 001-32697), filed November 28, 2007 and incorporated by reference herein)

4.4	Letter Agreement Re: Extension of Lock-Up Agreement, dated March 13, 2009, among Dov Charney, Lion Capital (Guernsey) II Limited and American Apparel, Inc. (included as Exhibit 10.5 of the Current Report on Form 8-K (File No 001-32697) filed March 16, 2009 and incorporated by reference herein)

4.5	Warrants to Purchase Shares of Common Stock of American Apparel, Inc., dated December 19, 2008, issued to SOF Investments, L.P.—Private IV (included as Exhibit 10.2 of the Current Report on Form 8-K (File No. 001-32697) filed December 19, 2008 and incorporated by reference herein)

4.6	Warrants to Purchase Shares of Common Stock of American Apparel, Inc., dated March 13, 2009, issued to Lion Capital (Guernsey) II Limited (included as Exhibit 10.3 of the Current Report on Form 8-K (File No 001-32697) filed March 13, 2009 and incorporated by reference herein)

4.7	Investment Agreement, dated March 13, 2009, between American Apparel, Inc. and Lion Capital (Guernsey) II Limited (included as Exhibit 10.2 of the Current Report on Form 8-K (File No 001-32697) filed March 16, 2009 and incorporated by reference herein)

4.8	Investment Voting Agreement, dated March 13, 2009, between American Apparel, Inc. and Lion Capital (Guernsey) II Limited (included as Exhibit 10.4 of the Current Report on Form 8-K (File No 001-32697) filed March 16, 2009 and incorporated by reference herein)

Exhibit No.	Description

4.9	Voting Agreement, dated as of February 18, 2011, between Dov Charney, an individual, and Lion/Hollywood L.L.C., in its capacity as a lender under the Lion Credit Agreement (included as Exhibit 10.2 of the Current Report on Form 8-K filed on February 22, 2011 and incorporated by reference herein)

4.10	Warrant to Purchase Shares of Common Stock of American Apparel, Inc., dated March 24, 2011, issued to Lion/Hollywood L.L.C (included as Exhibit 10.2 of the Current Report on Form 8-K filed on March 28, 2011 and incorporated by reference herein)

4.11	Amendment No. 1, dated March 24, 2011, to the Warrant to Purchase Shares of Common Stock of American Apparel, Inc., dated March 13, 2009 (included as Exhibit 10.3 of the Current Report on Form 8-K filed on March 28, 2011 and incorporated by reference herein)

4.12	Form of Voting Agreement, dated as of April 26, 2011, between Dov Charney and the other persons signatory thereto (included as Exhibit 10.3 of the Current Report on Form 8-K filed on April 28, 2011 and incorporated by reference herein)

4.13	Warrant to Purchase Shares of Common Stock of American Apparel, Inc., dated April 26, 2011, issued to Lion/Hollywood L.L.C (included as Exhibit 10.6 of the Current Report on Form 8-K filed on April 28, 2011 and incorporated by reference herein)

4.14	Amendment No. 1, dated April 26, 2011, to the Warrant to Purchase Shares of Common Stock of American Apparel, Inc., dated March 24, 2011 (included as Exhibit 10.7 of the Current Report on Form 8-K filed on April 28, 2011 and incorporated by reference herein)

4.15	Amendment No. 2, dated April 26, 2011, to the Warrant to Purchase Shares of Common Stock of American Apparel, Inc., dated March 13, 2009 (included as Exhibit 10.8 of the Current Report on Form 8-K filed on April 28, 2011 and incorporated by reference herein)

4.16	Warrant to Purchase Shares of Common Stock of American Apparel, Inc., dated July 7, 2011, issued to Lion/Hollywood L.L.C. (included as exhibit 10.1 of the Current Report on Form 8-K (File No. 001-32697) filed July 13, 2011 and incorporated by reference herein)

4.17	Warrant to Purchase Shares of Common Stock of American Apparel, Inc., dated July 12, 2011, issued to Lion/Hollywood L.L.C. (included as exhibit 10.2 of the Current Report on Form 8-K (File No. 001-32697) filed July 13, 2011 and incorporated by reference herein)

5.1†	Opinion of Skadden, Arps, Slate, Meagher and Flom LLP

10.1	American Apparel, Inc. 2007 Performance Incentive Equity Plan (included as Annex C of the Definitive Proxy Statement (File No. 001-32697) filed November 28, 2007 and incorporated by reference herein)

10.2	First Amendment to the 2007 Performance Equity Plan (included as Exhibit 10.1 of Current Report on Form 8-K (File No. 001-32697) filed October 30, 2008 and incorporated by reference herein)

10.3	American Apparel, Inc. Incentive Compensation Plan (included as Appendix A of the Revised Definitive Proxy Statement (No. 001-32697), filed September 11, 2009 and incorporated by reference herein)

10.4	American Apparel, Inc. 2011 Omnibus Stock Incentive Plan (included as Annex B of the Definitive Proxy Statement (File No. 001-32697) filed on May 20, 2011 and incorporated by reference herein)

10.5	Employment Agreement, dated December 12, 2007, between American Apparel, Inc., American Apparel, LLC and Dov Charney (included as Annex J of the Definitive Proxy Statement (File No. 001-32697) filed November 28, 2007 and incorporated by reference herein)

10.6	Employment Agreement, dated January 27, 2009, by and between Glenn A. Weinman and American Apparel, Inc. (included as Exhibit 10.1 of Current Report on Form 8-K (File No. 001-32697) filed February 2, 2009 and incorporated by reference herein)

Exhibit No.	Description

10.7	Employment Agreement, dated October 7, 2010, by and between Thomas M. Casey and American Apparel, Inc. (included as Exhibit 10.1 of Current Report on Form 8-K (File No. 001-32697) filed February 8, 2010 and incorporated by reference herein)

10.8	Employment Agreement, dated February 7, 2011, by and between John Luttrell and American Apparel, Inc. (included as Exhibit 10.1 of the Current Report on Form 8-K filed on February 3, 2011 and incorporated by reference herein)

10.9	Employment Agreement, dated March 17, 2011, by and between Martin Staff and American Apparel, Inc. (included as Exhibit 10.1 of the Current Report on Form 8-K filed on March 23, 2011 and incorporated by reference herein)

10.10	Separation Agreement and Full Mutual Release of All Claims, dated October 7, 2011, by and between Adrian Kowalewski and American Apparel, Inc. (included as Exhibit 10.1 of the Current Report on Form 8-K (File No. 001-32697) filed October 11, 2011 and incorporated by reference herein).

10.11	Separation Agreement and Full Mutual Release of All Claims, dated October 24, 2011, by and between Martin Staff and American Apparel, Inc. (included as Exhibit 10.1 of the Current Report on Form 8-K (File No. 001-32697) filed October 28, 2011 and incorporated by reference herein).

10.12	Lease, dated as of January 1, 2004, by and between Alameda Produce Market, Inc. and AAI (included as Exhibit 10.21 of the Current Report on Form 8-K (File No. 00l-32697) filed December 18, 2007 and incorporated by reference herein)

10.13	Lease, dated as of May 12, 2004, by and between Alameda Produce Market, Inc. and AAI (included as Exhibit 10.22 of the Current Report on Form 8-K (File No. 00l-32697) filed December 18, 2007 and incorporated by reference herein)

10.14	Lease, dated June 9, 2004, by and between Titan Real Estate Investment Group, Inc., and Textile Unlimited Corp., E&J Textile Group, Inc., and Johnester Knitting, Inc. (jointly and severally) (included as Exhibit 10.15 of the Current Report on Form 8-K (File No. 00l-32697) filed December 18, 2007 and incorporated by reference herein)

10.15	Assignment of Lessee’s Interest in Lease and Assumption Agreement, dated as of June 2, 2005, by and between Textile Unlimited Corp., E&J Textile Group, Inc., and Johnester Knitting, Inc. (jointly and severally) and American Apparel Dyeing and Finishing, Inc. (included as Exhibit 10.16 of the Current Report on Form 8-K (File No. 00l-32697) filed December 18, 2007 and incorporated by reference herein)

10.16	Lease, dated December 13, 2005, by and between American Central Plaza and AAI (included as Exhibit 10.17 of the Current Report on Form 8-K (File No. 00l-32697) filed December 18, 2007 and incorporated by reference herein)

10.17	Lease Amendment, effective as of November 15, 2006, by and between American Central Plaza and AAI (included as Exhibit 10.18 of the Current Report on Form 8-K (File No. 00l-32697) filed December 18, 2007 and incorporated by reference herein)

10.18	Lease Amendment, effective as of March 22, 2007, by and between American Central Plaza and AAI (included as Exhibit 10.19 of the Current Report on Form 8-K (File No. 00l-32697) filed December 18, 2007 and incorporated by reference herein)

10.19	Lease, dated as of July 30, 2009, by and between Alameda Produce Market, LLC and AAI (included as Exhibit 10.21 of the Current Report on Form 8-K (File No. 00l-32697) filed December 18, 2007 and incorporated by reference herein)

10.20	Purchase Agreement, dated as of March 24, 2011, between American Apparel, Inc. and Dov Charney (included as Exhibit 10.1 of the Current Report on Form 8-K (File No. 00l-32697) filed on March 28, 2011 and incorporated by reference herein)

Exhibit No.	Description

10.21	Form of Purchase and Investment Agreement, dated as of April 21, 2011, by and among American Apparel, Inc. and the purchasers signatory thereto (included as Exhibit 10.1 of the Current Report on Form 8-K (File No. 00l-32697) filed on April 28, 2011 and incorporated by reference herein).

10.22	Purchase Agreement, dated as of April 27, 2011, between American Apparel, Inc. and Dov Charney (included as Exhibit 10.2 of the Current Report on Form 8-K/A (File No. 00l-32697) filed on April 28, 2011 and incorporated by reference herein).

10.23	Asset Purchase Agreement, dated as of December 1, 2007, by and between PNS Apparel, Inc., Blue Man Group, Inc., Allen S. Yi and American Apparel, Inc. (included as Exhibit 10.24 of Amendment No. 1 to the Annual Report on Form 10-K/A (File No. 001-32697) filed March 28, 2008 and incorporated by reference herein)

10.24	Credit facilities agreement, dated December 3, 2007, among The Toronto-Dominion Bank and American Apparel Canada Wholesale Inc./American Apparel Canada Grossiste Inc. and Les Boutiques American Apparel Canada Inc./American Apparel Canada Retail Inc. (included as Exhibit 10.20 of Amendment No. 1 to the Annual Report on Form 10-K/A (File No. 001-32697) filed March 28, 2008 and incorporated by reference herein)

10.25	Promissory Note, dated December 11, 2007, between American Apparel Canada Wholesale Inc. and Dov Charney (included as Exhibit 10.26 of Amendment No. 1 to the Annual Report on Form 10-K/A (File No. 001-32697) filed March 28, 2008 and incorporated by reference herein)

10.26	Severance Agreement and Release, dated May 22, 2008, by and between American Apparel, Inc., AAUSA and all of its subsidiaries and Ken Cieply, former Chief Financial Officer (included as Exhibit 10.5 of Quarterly Report on Form 10-Q (File No. 001-32697) filed August 15, 2008 and incorporated by reference herein)

10.27	Promissory Note, dated March 13, 2009 (amending and restating Promissory Note dated December 19, 2008), between AAUSA, as maker, and Dov Charney, as payee (included as Exhibit 10.4 of Current Report on Form 8-K (File No. 001-32697) filed December 19, 2008 and incorporated by reference herein)

10.28	Promissory Note, dated March 13, 2009 (amending and restating Promissory Note dated February 10, 2009), between AAUSA, as maker, and Dov Charney, as payee (included as Exhibit 10.1 of Current Report on Form 8-K (File No. 001-32697) filed February 12, 2009 and incorporated by reference herein)

10.29	Letter Agreement Re: Extension of Non-Competition and Non-Solicitation Covenants in Section 5.27(a) of the Merger Agreement, dated March 13, 2009, among Dov Charney, Lion Capital (Guernesey) II Limited and American Apparel, Inc. (included as Exhibit 10.6 of the Current Report on Form 8-K (File No 001-32697) filed March 16, 2009 and incorporated by reference herein)

10.30	Amendment and Agreement, dated as of April 10, 2009, by and between American Apparel, Inc. and Lion/Hollywood L.L.C. (included as Exhibit 10.1 of Current Report on Form 8-K (File No 001-32697) filed April 16, 2009 and incorporated by reference herein)

10.31	Second Amendment and Agreement, dated as of June 17, 2009, by and between American Apparel, Inc. and Lion/Hollywood L.L.C. (included as Exhibit 10.1 of Current Report on Form 8-K (File No 001-32697) filed June 19, 2009 and incorporated by reference herein)

10.32	Third Amendment and Agreement, dated as of August 18, 2009, by and between American Apparel, Inc. and Lion/Hollywood L.L.C. (included as Exhibit 10.1 of Current Report on Form 8-K (File No 001-32697) filed August 20, 2009 and incorporated by reference herein)

Exhibit No.	Description

10.33	Letter Agreement Re: Pledging of Restricted Securities, dated October 28, 2009, among Dov Charney, Lion/Hollywood L.L.C. and American Apparel, Inc. (included as Exhibit 10.1 of Current Report on Form 8-K (File No. 001-32697) filed November 3, 2009 and incorporated by reference herein)

10.34	Credit Agreement, dated as of December 30, 2009, between American Apparel Canada Wholesale Inc. and American Apparel Canada Retail Inc. and Bank of Montreal (included as Exhibit 10.1 of Current Report on Form 8-K (File No. 001-32697) filed January 6, 2010 and incorporated by reference herein)

10.35	Credit Agreement, dated as of March 13, 2009, among American Apparel, Inc., in its capacity as Borrower, certain subsidiaries of American Apparel, Inc., in their capacity as Facility Guarantors, Lion Capital LLP, in its capacity as administrative agent and collateral agent, Lion Capital (Guernsey) II Limited, as Initial Lender, and the other lenders from time to time party thereto (included as Exhibit 10.1 of the Current Report on Form 8-K (File No 001-32697) filed March 16, 2009 and incorporated by reference herein)

10.36	Waiver to Credit Agreement, dated as of September 30, 2009, among American Apparel, Inc., the facility guarantors from time to time party thereto, Wilmington Trust FSB, as the administrative agent and the collateral agent, Lion Capital (Americas) Inc., as a lender, Lion/Hollywood L.L.C., as a lender, and other lenders from time to time party thereto (included as Exhibit 10.1 of Current Report on Form 8-K (File No. 001-32697) filed October 6, 2009 and incorporated by reference herein)

10.37	First Amendment to Credit Agreement, dated as of December 30, 2009, among American Apparel, Inc., the facility guarantors from time to time party thereto, Wilmington Trust FSB, as the administrative agent and collateral agent, Lion Capital (Americas) Inc., as a lender, Lion/Hollywood L.L.C., as a lender, and other lenders from time to time party thereto (included as Exhibit 10.3 of Current Report on Form 8-K (File No. 001-32697) filed January 6, 2010 and incorporated by reference herein)

10.38	Second Amendment to Credit Agreement, dated as of March 31, 2010, among American Apparel, Inc., the facility guarantors from time to time party thereto, Wilmington Trust FSB, as the administrative agent and collateral agent, Lion Capital (Americas) Inc., as a lender, Lion/Hollywood L.L.C., as a lender, and other lenders from time to time party thereto (included as Exhibit 10.1 of Current Report on Form 8-K (File No. 001-32697) filed April 1, 2010 and incorporated by reference herein)

10.39	Third Amendment to Credit Agreement, dated as of June 23, 2010, among American Apparel, Inc., the facility guarantors from time to time party thereto, Wilmington Trust FSB, as the administrative agent and collateral agent, Lion Capital (Americas) Inc., as a lender, Lion/Hollywood L.L.C., as a lender, and other lenders from time to time party thereto (included as Exhibit 10.1 of Current Report on Form 8-K (File No. 001-32697) filed June 24, 2010 and incorporated by reference herein)

10.40	Fourth Amendment to Credit Agreement, dated as of September 30, 2010, among American Apparel, Inc., the facility guarantors from time to time party thereto, Wilmington Trust FSB, as the administrative agent and collateral agent, Lion Capital (Americas) Inc., as a lender, Lion/Hollywood L.L.C., as a lender, and other lenders from time to time party thereto (included as Exhibit 10.1 of Current Report on Form 8-K (File No. 001-32697) filed October 1, 2010 and incorporated by reference herein)

10.41	Waiver to Credit Agreement, dated as of January 31, 2011, among American Apparel, Inc., the facility guarantors from time to time party thereto, Wilmington Trust FSB, as the administrative agent and the collateral agent, Lion Capital (Americas) Inc., as a lender, Lion/Hollywood L.L.C., as a lender, and other lenders from time to time party thereto (included as Exhibit 10.1 of the Current Report on Form 8-K (File No. 001-32697) filed on February 1, 2011 and incorporated by reference herein)

Exhibit No.	Description

10.42	Fifth Amendment to Credit Agreement, dated as of February 18, 2011, among American Apparel, Inc., the facility guarantors from time to time party thereto, Wilmington Trust FSB, as the administrative agent and the collateral agent, Lion Capital (Americas) Inc., as a lender, Lion/Hollywood L.L.C., as a lender, and other lenders from time to time party thereto (included as Exhibit 10.1 of the Current Report on Form 8-K (File No. 001-32697) filed on February 22, 2011 and incorporated by reference herein)

10.43	Waiver and Sixth Amendment to Credit Agreement, dated as of April 26, 2011, among American Apparel, Inc., the facility guarantors from time to time party thereto, Wilmington Trust FSB, as the administrative agent and the collateral agent, Lion Capital (Americas) Inc., as a lender, Lion/Hollywood L.L.C., as a lender, and other lenders from time to time party thereto (included as Exhibit 10.5 of the Current Report on Form 8-K (File No. 001-32697) filed on April 28, 2011 and incorporated by reference herein)

10.44	Credit Agreement, dated as of July 2, 2007 (the “BofA Credit Agreement”), among American Apparel (USA), LLC (“AAUSA” and f/k/a AAI Acquisition LLC (successor by merger to American Apparel, Inc.)), the other borrowers thereto, the facility guarantors party thereto, Bank of America, N.A. (successor by merger to LaSalle Bank National Association) as issuing bank, the other lenders thereto, Bank of America, N.A. (successor by merger of LaSalle Business Credit, LLC, as agent for LaSalle Bank Midwest National Association, acting through its division, LaSalle Retail Finance) as administrative agent and collateral agent, and Wells Fargo Retail, Finance, LLC as the collateral monitoring agent (included as Exhibit 10.8 of the Current Report on Form 8-K (File No. 00l-32697) filed December 18, 2007 and incorporated by reference herein)

10.45	First Amendment to Credit Agreement, dated October 11, 2007, amending the BofA Credit Agreement (included as Exhibit 10.9 of the Current Report on Form 8-K (File No. 00l-32697) filed December 18, 2007 and incorporated by reference herein)

10.46	Second Amendment and Waiver to Credit Agreement, dated November 26, 2007, amending the BofA Credit Agreement (included as Exhibit 10.10 of the Current Report on Form 8-K (File No. 00l-32697) filed December 18, 2007 and incorporated by reference herein)

10.47	Third Amendment to Credit Agreement, dated December 12, 2007, amending the BofA Credit Agreement (included as Exhibit 10.7 of Amendment No. 1 to the Annual Report on Form 10-K/A (File No. 001-32697) filed March 28, 2008 and incorporated by reference herein)

10.48	Waiver to Credit Agreement, dated February 29, 2008, waiving certain provisions in BofA Credit Agreement (included as Exhibit 10.8 of Amendment No. 1 to the Annual Report on Form 10-K/A (File No. 001-32697) filed March 28, 2008 and incorporated by reference herein)

10.49	Waiver to Credit Agreement, dated May 16, 2008, waiving certain provisions in BofA Credit Agreement (included as Exhibit 10.28 of Quarterly Report on Form 10-Q (File No. 001-32697) filed May 16, 2008 and incorporated by reference herein)

10.50	Waiver to Credit Agreement, dated as of June 5, 2008, amending the BofA Credit Agreement (included as Exhibit 10.1 of Current Report on Form 8-K (File No. 001-32697) filed June 9, 2008 and incorporated by reference herein)

10.51	Fourth Amendment to Credit Agreement, dated June 20, 2008, amending the BofA Credit Agreement (included as Exhibit 10.1 of Current Report on Form 8-K (File No. 001-32697) filed June 24, 2008 and incorporated by reference herein)

10.52	Fifth Amendment to Credit Agreement, dated as of December 19, 2008, amending the BofA Credit Agreement (included as Exhibit 10.1 of Current Report on Form 8-K (File No. 001-32697) filed December 19, 2008 and incorporated by reference herein)

Exhibit No.	Description

10.53	Sixth Amendment to Credit Agreement, dated as of March 13, 2009, amending the BofA Credit Agreement (included as Exhibit 10.7 of Current Report on Form 8-K (File No. 001-32697) filed March 16, 2009 and incorporated by reference herein)

10.54	Seventh Amendment to Credit Agreement, dated as of December 30, 2009, amending the BofA Credit Agreement (included as Exhibit 10.2 of the Current Report on Form 8-K (File No. 001-32697) filed January 6, 2010 and incorporated by reference herein)

10.55	Waiver, Consent and Eighth Amendment to Credit Agreement, dated as of April 26, 2011, by and among American Apparel, Inc., American Apparel (USA), LLC, the other Borrowers and Facility Guarantors party thereto, Bank of America, N.A. and the lenders party thereto (included as Exhibit 10.4 of the Current Report on Form 8-K (File No. 001-32697) filed on April 28, 2011 and incorporated by reference herein)

16.1	Letter of Marcum & Kliegman LLP, dated April 10, 2009 (included as Exhibit 16.1 of the Amendment No. 1 to Current Report on 8-K/A (File No. 001-32697) filed April 10, 2009 and incorporated by reference herein)

16.2	Letter of Deloitte & Touche LLP, dated July 28, 2010 (included as Exhibit 16.1 to Current Report on 8-K (File No. 001-32697) filed July 28, 2010 and incorporated by reference herein)

21.1	List of Subsidiaries (included as Exhibit 21.1 to the Annual Report on Form 10-K/A (File No 001-32697) filed May 2, 2011 and incorporated by reference herein)

23.1†	Consent of Marcum LLP

23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1)

24.1*	Powers of Attorney (included at signature page)

*	Previously filed.
†	Filed herewith.